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EXHIBIT 99.2


                   GENIUS PRODUCTS DISCUSSES REVENUE FORECAST
                    - FULL YEAR TARGET REMAINS $20 MILLION -

         San Diego, California - (BUSINESS WIRE) - September 28, 2004 - Genius Products, Inc. (OTC: GNPI.OB) today reiterated its previous guidance of achieving gross revenues of $20 million for the full 2004 year. The company expects gross revenues for the third quarter ending September 30, 2004 to total between $6.1 million and $6.6 million, compared with $743,000 a year earlier and $2.3 million for the second quarter of 2004. The estimate would bring gross revenues for the first nine months of 2004 to between $11.7 million and $12.2 million, up from $1.9 million a year ago.

         "With the imminent close of the third quarter, we are realizing important traction in our DVD sales strategy," said Klaus Moeller, chairman and chief executive officer. "As we move into October, we have a strong order pipeline that underscores our confidence in reaching Genius' full year gross revenue target of $20 million."

         Genius Products expects to announce complete results for its 2004 third quarter on November 15.

         The company also announced that its annual meeting of stockholders will be held Monday, October 25, and that September 23, 2004 has been fixed as the record date for the determination of stockholders entitled to vote at the meeting.

ABOUT GENIUS PRODUCTS, INC.
---------------------------

         Genius Products, Inc. is a multi-brand company that produces and distributes affordable family entertainment products including DVDs and CDs. The products are sold in retail outlets nationwide under well-known brands including TV Guide(R), AMC(R), Baby Genius(R), Tonka(R), My Little Pony(R), Curious George(R) and Paddington Bear(TM). Genius Products also licenses the Baby Genius brand to third-party companies for a variety of products including books, apparel and infant care products. Promotional partners include The World Famous San Diego Zoo, Playtex, Fazoli's and Child Magazine.

SAFE HARBOR STATEMENT
---------------------

         Except for historical matters contained herein, the matters discussed in this news release are forward-looking statements. The forward-looking statements reflect assumptions and involve risks and uncertainties, which may affect Genius Products' business, forecasts, projections and prospects, and cause results to differ from these forward-looking statements. Actual results could vary for many reasons, including but not limited to, the timely development and acceptance of new products and general market conditions. Other such risks and uncertainties include Genius Products' ability to grow its business, to obtain additional licenses, to meet anticipated release schedules and other matters, which are described in the company's filings with the Securities and Exchange Commission.

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